EXHIBIT 21.1

               List of Category 5 Technologies, Inc. Subsidiaries




         Category 5 Technologies, Inc. has the following subsidiary, which is wholly-owned by the Registrant:



Name                                              Jurisdiction of Incorporation
-----                                             -----------------------------
ePenzio, Inc.                                                Utah